Exhibit 23

Consent of Independent Certified Public Accountants

We have issued our report dated January 23, 2004 (except with respect to the matters discussed in Note 17, as to which the date is March 1, 2004), accompanying the 2003 and 2002 consolidated financial statements included in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Syntroleum Corporation on Form S-3 (File No. 333-111716, effective January 6, 2004, and File No. 333-62290, effective June 5, 2001) and on Form S-8 (File No. 333-104360, effective April 7, 2003, File No. 333-33345, effective June 17, 1999, File No. 333-53714, effective January 16, 2001, File No. 333-62862, effective June 13, 2001, and File No. 333-64321, effective June 17, 1999).

GRANT THORNTON LLP

Tulsa, Oklahoma

March 19, 2004